EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ROTONICS HOLDING CORPORATION,

RMI MINNESOTA CORPORATION,

AND ROTONICS MANUFACTURING INC.

August 29, 2006

i

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY	22
3.01	Organization and Good Standing	22
3.02	Authorization; Binding Agreement	22
3.03	Governmental Approvals	22
3.04	No Violations	22
3.05	Litigation	23

ARTICLE 4	ADDITIONAL COVENANTS OF THE COMPANY	23

4.01	Conduct of the Company and the Company Subsidiaries	23
4.02	Notification of Certain Matters	25
4.03	Stockholder Approval	25
4.04	Commercially Reasonable Efforts	26
4.05	Public Announcements	26
4.06	Compliance	26
4.07	No Solicitation	26
4.08	Special Meeting	28

ARTICLE 5	ADDITIONAL COVENANTS OF BUYER and MERGER SUBSIDIARY	29

5.01	Conduct of Business of Buyer and Merger Subsidiary	29
5.02	Notification of Certain Matters	29
5.03	Commercially Reasonable Efforts	29
5.04	Public Announcements	29

ARTICLE 6	CONDITIONS	30

6.01	Conditions to Each Party’s Obligations	30
6.02	Conditions to Obligations of the Company	30
6.03	Conditions to Obligations of Buyer	31
6.04	Frustration of Conditions	33

ARTICLE 7	TERMINATION AND ABANDONMENT	33

7.01	Termination	33
7.02	Effect of Termination and Abandonment	34

ARTICLE 8	MISCELLANEOUS	35

8.01	Confidentiality	35
8.02	Amendment and Modification	36
8.03	Waiver of Compliance; Consents	36
8.04	Survival	36
8.05	Notices	36
8.06	Binding Effect; Assignment	37
8.07	Expenses	37

ii

8.08	Governing Law	37
8.09	Counterparts	37
8.10	Interpretation	37
8.11	Entire Agreement	38
8.12	Severability	38
8.13	Specific Performance	38
8.14	Third Parties	38
8.15	Dispute Resolution	38
8.16	Litigation Expense	39

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 29, 2006, is entered into by and among Rotonics Manufacturing Inc., a corporation organized under the laws of the state of Delaware (the “Company”), Rotonics Holding Corporation, a corporation organized under the laws of the state of Minnesota (“Buyer”), and RMI Minnesota Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective boards of directors of the Company, Buyer and Merger Subsidiary have each duly approved the merger of  Merger Subsidiary with and into the Company (the “Merger”) in accordance with Delaware General Corporation Law (“DGCL”) upon the terms, and subject to the conditions, set forth below;

WHEREAS, simultaneous with the parties’ execution and delivery of this Agreement, Buyer and Sherman McKinniss, a stockholder of the Company, have entered into a share exchange and voting agreement providing for, among other things, the exchange of shares of Company common stock owned by McKinniss constituting 25 percent of the Company’s total issued and outstanding shares of common stock for shares constituting 25 percent of Buyer’s issued and outstanding capital stock, contingent upon approval of the Merger by the stockholders of the Company;

WHEREAS, the board of directors of the Company has determined to recommend to the stockholders of the Company that it is advisable and in the best interests of the Company and its stockholders to approve the Merger; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT:

ARTICLE 1
THE MERGER AND RELATED MATTERS

1.01              The Merger.

(a)           Subject to the terms and conditions of this Agreement at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b)           At and after the Effective Time, the Certificate of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except the name of the Surviving Corporation shall become “Rotonics Manufacturing Inc.”

(c)           At and after the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(d)           At and after the Effective Time and until their successors shall be duly elected or appointed, the persons identified in Schedule 1.01(d) shall be the officers and directors of the Surviving Corporation.

1.02              The Closing; Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at the offices of Briggs and Morgan, P.A. at 10:00 a.m. local time on a date to be specified by Buyer and the Company which shall be no later than two business day after all of the closing conditions set forth in ARTICLE 6 have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto (the “Closing Date”).  On the Closing Date, the Company will file, or cause to be filed, a certificate of merger with the office of the Secretary of State of Delaware, which certificate of merger shall be in the form attached hereto as Exhibit A and in compliance with applicable provisions of Delaware law.  The Merger shall become effective at the later of the filing of the certificate of merger with the Secretary of State of Delaware (the “Effective Time”).

1.03              Merger Consideration.

(a)           Subject to the provisions of this Agreement and any applicable Tax backup or withholding requirements, each issued and outstanding share of Company common stock, par value $.01 per share (“Company Stock”), exclusive of Appraisal Shares (defined in Section 1.04 below) and shares of Company Stock held by Buyer (the shares of Company Stock other than the Appraisal Shares and shares of Company Stock held by Buyer are referred to herein as the “Company Shares” and the holders of the Company Shares shall be referred to hereinafter as the “Stockholders”) as of the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive from Buyer $3.00 per share (the “Per Share Merger Consideration”).

(b)           Subject to the provisions of this Agreement, at the Effective Time, each of the Company Shares held by Buyer immediately prior to the Effective Time shall be converted, by virtue of the Merger and without any action on the part of Buyer, into one share of the common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(c)           Subject to the provisions of this Agreement, at the Effective Time, each share of Merger Subsidiary capital stock issued and outstanding immediately prior to the Effective Time shall be cancelled without consideration therefor.

1.04              Appraisal Shares.  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which has demanded and perfected such holder’s right to appraisal of the fair value of such shares in accordance with Section 262 of DGCL and, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Appraisal Shares”), shall not be converted into or represent a right to receive the Per Share Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the DGCL.  Notwithstanding the immediately preceding sentence, if any holder of Company Stock who properly demands appraisal rights with respect to such shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights with respect to such shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder will automatically have the right to receive the Per Share Merger Consideration with respect to such shares of Company Stock as provided in Section 1.03 hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such shares.  After the Effective Time, Buyer shall cause the Surviving Corporation to make all payments to holders of Appraisal Shares with respect to such demands in accordance with the DGCL.  The Company shall give Buyer:  (i)  prompt written notice of any notice of intent to demand fair value for any Company Stock, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Appraisal Shares under the DGCL.  The Company shall not, except with prior written consent of Buyer, voluntarily make any payment with respect to any demands for fair value for Appraisal Shares or offer to settle or settle any such demands.

1.05              Stockholders’ Rights upon Merger.  Upon consummation of the Merger, the certificates which theretofore represented outstanding shares of Company Stock (the “Certificates”) shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined below) and this Agreement, shall only represent the right to receive the Per Share Merger Consideration, in the case of the Company Shares, shares of Surviving Corporation Common Stock in the case of Company Stock owned by Buyer, or the rights described in Section 1.04 hereof, with respect to Appraisal Shares.

1.06              Closing Procedures; Surrender and Exchange of Shares; Post-Closing Procedures.

(a)           At the Effective Time and pursuant to the terms of a paying agent agreement entered into by and among Buyer, the Company and a paying agent reasonably acceptable to the parties (“Paying Agent”), Buyer shall deposit with the Paying Agent an amount equal to the aggregate Per Share Merger Consideration payable with respect to the Company Shares.  After the Effective Time, each holder of a Company Share shall surrender and deliver the Certificates evidencing the same to the Paying Agent together with a duly completed and executed transmittal letter.  Upon such surrender and delivery, the holder shall receive the Per Share Merger Consideration with respect to such holder’s Company Shares.  From and after the Effective Time, until so surrendered and exchanged, each outstanding Certificate shall be deemed for all purposes to evidence only the right to receive the amount of cash payable with respect to the Company Shares represented thereby.

(b)           At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall be made thereafter, other than transfers that have occurred prior to the Effective Time.

(c)           None of the Surviving Corporation, Buyer or the Paying Agent shall be liable to any holder of Company Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

(d)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 8.10 hereof) claiming such Certificate to be lost, stolen or destroyed or such other unsecured indemnity agreement as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Company Shares represented by such Certificate.

1.07              Other Effects of Merger.  The Merger shall have all further effects as specified in the applicable provisions of DGCL.

1.08              Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Subsidiary or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Subsidiary or the Company, all such assignments and assurances and to take and do, in the name and on behalf of Merger Subsidiary or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the disclosure schedule from the Company to Buyer to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the “Company Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Buyer and

Merger Subsidiary that the statements set forth in this Article 2 are true and correct as of the date hereof and (excluding any representation or warranty that refers specifically to “the date of this Agreement”, “the date hereof” or any other date other than the Closing Date) shall be true and correct as of the Closing Date.   Each reference to the “Company” in ARTICLE 2 shall be deemed to include the Company and Company’s subsidiaries unless the context otherwise requires.

2.01              Due Incorporation and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company (“Company Material Adverse Effect”).  The Company has heretofore made available to Buyer accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of the Company, together with the charter documents of the Company’s subsidiaries.  Schedule 2.01 of the Company Disclosure Schedule contains a true and complete listing of the locations of all offices, manufacturing and production facilities, and any other offices or facilities of the Company and a true and complete list of all states in which the Company and its subsidiaries are duly qualified or licensed to transact business as foreign corporations.

2.02              Capitalization.  The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock.  As of the date hereof, 11,752,265 shares of Company Stock are issued and outstanding.  No other capital stock of the Company is authorized or issued.  All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (defined in Section 2.05).  As of the date hereof there are no, and at the Effective Time there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other securities of the Company, and there are no authorized or outstanding securities of any kind convertible into or exchangeable, for any such capital stock or other securities.  The Company has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of Company Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.03              Authorization; Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and all documents related thereto to which it is a party (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company’s board of directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement and the Transaction Documents by the stockholders of the Company in accordance with the DGCL).  This Agreement and such Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (the “Enforceability Exceptions”).

2.04              Governmental Approvals.  No consent, license, approval, waiver, grants, order or other authorization of, notice to or declaration, registration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization (“Governmental Authority”) on the part of the Company (or any other Transaction Document to which the Company is a party) is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby other than: the filing of the certificate of  merger with the Office of the Delaware Secretary of State in accordance with the DGCL.

2.05              No Violations.  The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other governing instruments of the Company; (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any Company Material Contract (defined in Section 2.11 hereof); (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets; (iv) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company; or (v) subject to obtaining the Consents from Governmental Authorities to the extent required by Section 2.04 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law”) to which the Company or any of its respective assets or properties are subject.

2.06              Company Financial Statements.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (as defined in Section 2.26 hereof) and other interim financial statements of the Company submitted to Buyer pursuant to Section 4.02 (the “Company Financial Statements”) have been prepared or, as to Company Financial Statements filed or submitted subsequent to the date hereof and before the Closing Date, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly or, as to Company Securities Filings filed subsequent to the date hereof and before the Closing Date, will present fairly the financial position of the Company as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act (as defined in Section 2.26).  The unaudited financial statements of the Company prepared as of June 30, 2006 and delivered to Buyer do not contain any error, misstatement or omission in an amount (individually or in the aggregate) in excess of $50,000 requiring adjustment or restatement in connection with the preparation of the Company’s audited financial statements for inclusion within the Company’s Form 10-K for the year ended June 30, 2006.

2.07              Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a)           Since June 30, 2006 (the “Balance Sheet Date”), the Company has conducted its business only in the ordinary course, consistent with past practice, and there has not been any event that has had or would reasonably be expected to have a Company Material Adverse Effect or to adversely affect the Company’s ability to consummate the Merger.  Since the Balance Sheet Date, the Company has not:

(i)            assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person;

(ii)           made any capital expenditures in excess of $25,000 or made any loans, advances or capital contributions to, or investments in, any other Person (other than travel, relocation or business advances to employees in the ordinary course of business);

(iii)          acquired the stock or assets of, or merged or consolidated with, any other Person;

(iv)          except in the ordinary course of business and consistent with past practice, incurred any liability or obligation in excess of $25,000 (absolute, accrued, contingent or otherwise);

(v)           sold, leased, licensed, abandoned, transferred, mortgaged, pledged or otherwise disposed of, or encumbered, or agreed to sell, license, lease or abandon, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed other than in the ordinary course of the Company’s business;

(vi)          except in the ordinary course of business and consistent with past practice, increased in any manner the compensation of any of its officers or employees or entered into, established, amended or terminated any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate, other than as required pursuant to the terms of agreements in effect on the date of this Agreement that are set forth on Schedule 2.07(a) of the Company Disclosure Schedule;

(vii)         cancelled or compromised any claim or waived or released any right of the Company in excess of $20,000;

(viii)        issued any shares of capital stock of the Company or any Company subsidiary, or any warrants, rights, options or other security convertible into or exercisable for shares of the Company’s capital stock or the capital stock of any subsidiary, or entered into any commitment relating to the shares of the Company or any Company subsidiary;

(ix)           declared, paid or set aside funds for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company or its subsidiaries;

(x)            suffered any material damage or loss to any asset or property, whether or not covered by insurance;

(xi)           changed any accounting methods, principles or practices in any manner which would have a material effect on the Company’s reported financial position or results of operations; or

(xii)          agreed to do any of the foregoing.

(b)           Except for those liabilities that are fully reflected or reserved in the Company Financial Statements and for liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, the Company has not incurred, assumed or otherwise succeeded to any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

2.08              Compliance with Laws.  The business of the Company has been operated in compliance with all Laws applicable thereto.  The Company has not violated any business associate agreement presented to Company by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of the Health Information Portability and Accountability Act of 1996 (“HIPAA”), and to the Company’s knowledge, the Company is not under investigation because of any violation of any business associate agreement presented to the Company by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of HIPAA as applicable to the business of the Company as it has been conducted and is contemplated as being conducted.

2.09              Permits.  (i) The Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, “Company Permits”); (ii) the Company is not in violation of any Company Permit; and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit.

2.10              Litigation.  There has not been during the past two years, nor is there presently, any suit, action, claim, arbitration or proceeding pending or, to the knowledge of the Company, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority (collectively, “Litigation”) outstanding against the Company, or to the knowledge of the Company, any of their directors or officers (in their capacities as such).  To the Company’s knowledge, each pending or threatened action, suit, proceeding, claim and arbitration against the Company is fully covered by insurance and the Company will be reimbursed by insurance providers or other third parties for any damages and expenses incurred by the Company in connection therewith.

2.11              Contracts.

(a)           Schedule 2.11 of the Company Disclosure Schedule lists each material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which, as of the date hereof, the Company is a party, or by which the Company is bound, including, without limitation, each:

(i)            employment agreement, independent contractor agreement, incentive compensation agreement or similar agreement pursuant to which an individual is required to perform personal services that: (A) has a base annual salary (or in the case of a contractor, total annual anticipated compensation) in excess of $50,000; (B) is not terminable by the Company by notice of less than six months; (C) contains an obligation to pay severance in an amount in excess of $10,000 upon termination of employment; or (D) contains a requirement to make any payment, provides for the acceleration of any payment, or contains a requirement to provide any benefit, as a result of, or otherwise upon, a change of control of the Company or the termination of employment following a change of control of the Company (other than an obligation to pay severance upon termination of employment generally in accordance with the Company’s severance policies applicable to all employees);

(ii)           covenant not to compete in any geographical area or in any line of business;

(iii)          contract with any current director, stockholder or officer of the Company;

(iv)          leases, subleases or similar contracts with any Person pursuant to which the Company is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of any real property;

(v)           leases, subleases or similar contracts with any Person under which: (A) any machinery, equipment, vehicle or other tangible personal property is leased, held or used by the Company; or (B) the Company leases, subleases or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case which has an annual liability or receivable, as the case may be, in excess of $25,000;

(vi)          continuing contract that: (A) involves an aggregate future liability to the Company in excess of $25,000 per annum; or (B) is not terminable by the Company by notice of less than six months;

(vii)         contract for a capital expenditure in excess of $25,000;

(viii)        contract under which the Company has borrowed any money, or issued any note, bond, debenture, or other evidence of indebtedness to any Person;

(ix)           contract under which: (A) any Person, other than the Company, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company; or (B) the Company has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of any other Person;

(x)            contract to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xi)           contract with any customer involving an outstanding committed obligation of more than $25,000 per annum, other than contracts entered into in the ordinary course of the Company’s business;

(xii)          contract for the sale, licensing or distribution of any material asset or proprietary right of the Company outside of the ordinary course of business or the grant of any preferential rights to purchase any such asset or proprietary right or requiring the consent of any party to the transfer thereof;

(xiii)         contract for any joint venture, partnership, distributorship or similar arrangement; or

(xiv)        union contract, collective bargaining agreement or similar agreement.

(Each of the foregoing contracts, a “Company Material Contract” and, collectively, the “Company Material Contracts”).

(b)           True and complete copies of each Company Material Contract have been made available to Buyer.  As of the date hereof, all of the Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.  As of the date hereof, the Company is not in violation or breach of or default under any such Company Material Contract and, to the knowledge of the Company, no counterparty to any Company Material Contract is in material violation or breach thereof or default thereunder, and there are no pending disputes or threatened disputes with any counterparty to any Company Material Contract.  As of the date hereof, no counterparty to any Company Material Contract has informed the Company that such counterparty may, or intends to, terminate, cancel or not renew any Company Material Contract in the future for any reason, including, without limitation, as a result of the consummation of the Merger or any other change of control of the Company.   The Company is not a party to any contract obligating the Company to purchase minimum quantities or dollar amounts of resin or other raw materials.

2.12              Employee Benefit Plans.  Schedule 2.12 of the Company Disclosure Schedule contains a complete and accurate list of all Benefit Plans (as defined below) sponsored, maintained or contributed to by, or with respect to which any liability could be incurred by, the Company (“Company Benefit Plan”).  A “Benefit Plan” shall include: (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder (“ERISA”); and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company, or their beneficiaries or dependents; provided, however, that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).  Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law.  All of the Company’s Benefit Plans that are intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) are so qualified and nothing has occurred that will jeopardize such qualified status.  All communications with respect to each Company Benefit Plan by the Company, or any agent or employee of the Company, reflect accurately the documents and operations of such Company Benefit Plan.  No Litigation is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Litigation.  There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.  The Company does not contribute to, nor does the

Company have any outstanding liability with respect to, any Multiemployer Plan or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).  None of the Company Benefit Plans is subject to the requirements of Section 302 or ERISA or Section 412 of the Code.  None of the Company Benefit Plans has engaged in any prohibited transaction as defined in Sections 503(b) or 4975 of the Code or Section 406 of ERISA.  None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company.  The Company has made available to Buyer a true and complete copy of each Company Benefit Plan, their annual reports for the last three plan years, and all summary plan descriptions.  None of the Company Benefit Plans provides any benefits that become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement other than benefits payable because an employee terminates employment covered by the Company Benefit Plan and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Company Benefit Plan.  The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Company or any ERISA Affiliate of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such person.  No person shall become entitled to receive a “parachute payment” as defined in Section 280G(b)(2) of the Code by reason of the transactions contemplated by this Agreement.  Each of the Company Benefit Plans may be terminated at any time by the Company.  None of the Company Benefit Plans is currently under investigation, audit or review by the U.S. Department of Labor, the Internal Revenue Service, or any Governmental Authority.

2.13              Taxes and Returns.

(a)           The Company has timely filed, or caused to be timely filed all Tax Returns (as defined below) required to be filed by the Company, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes (as defined below) required to be paid, collected or withheld by the Company, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith.  There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified of, nor does it have any knowledge of, any proposed Tax claims or assessments against the Company (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount).  The Company has not executed any waiver or extension of any applicable statute of limitations to assess any amount of Taxes.  There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any return.  There are no liens for amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

(b)           The Company has disclosed on its federal income Tax Returns or has otherwise communicated to the IRS all positions taken therein that:  (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code; or (ii) could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(c)           The Company has made available to Buyer complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal and state income Tax Returns and state sales and use Tax Returns for or including the Company for all periods during the three years prior to the date of this Agreement.

(d)           Except as set forth on Schedule 2.13(d) of the Company Disclosure Schedule, (i) the Tax Returns of the Company have not been audited by a government or taxing authority since 1991, nor is any such audit in process, pending or, to the Company’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) the Company has not received notice (either in writing or orally, formally or informally) that it has not filed a Tax Return or paid Taxes required to be filed or paid, (iii) the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to the Company’s knowledge, threatened (either in writing or orally, formally or informally) against the Company, and (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.

(e)           Except as set forth on Schedule 2.13(e) of the Company Disclosure Schedule, the Company is not, nor has it ever been, a party to any tax sharing agreement.  The Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(f)            Except as set forth on Schedule 2.13(f) of the Company Disclosure Schedule, the Company has not been included in any consolidated, combined or unitary Tax Returns, other than such a Tax Return for an affiliated group of which the Company is the parent corporation.

(g)           Except as set forth on Schedule 2.13(g) of the Company Disclosure Schedule, there will not be includible in the income of the Company for any Tax period following the Closing Date any item of income in excess of $50,000 attributable to a Tax period preceding the Closing Date under the cash method of accounting, the installment method of accounting, a long-term contract method of accounting, Section 481 of the Code, or a closing or similar agreement with a Tax authority.

(h)           No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent  the Company in connection with any Tax matter or proceeding.

(i)            For purposes of this Agreement, the term “Tax” or “Taxes” shall mean all taxes, however denominated, including any federal, state, territorial, local,

foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, environmental, social security, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever that are required to be paid, withheld or collected, together with any interest or penalty imposed by any Governmental Authority.  The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, report, claim for refund, amended return or declaration or estimated Tax.

2.14              Intellectual Property.

(a)           For purposes of this Agreement, “Intellectual Property” means:  (i) patents, patent applications, patent disclosures, all re-issues, divisionals, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto; (ii) copyrights and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, methods, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (v) other proprietary rights; (vi) all income, royalties, damages and payments due with respect to Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof; (vii) all rights to use all of the foregoing forever; and (viii) all other rights in, to, and under the foregoing in all countries.

(b)           Schedule 2.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of:

(i)            Each registration of patents, copyrights, trademarks, service marks, trade names and domain names related to the Intellectual Property (collectively, “Registrations”) that have been issued to the Company;

(ii)           Each pending Registration of the Company; and

(iii)          All Company Registrations or applications therefor that have been withdrawn, abandoned, or have lapsed or been denied.

(c)           Except as set forth on Schedule 2.14(c) of the Company Disclosure Schedule:

(i)            No IP, other than IP owned or used by the Company pursuant to a valid and effective license agreement, is required to conduct the business of the Company as currently conducted and as contemplated by existing product and service enhancements or modification plans of the Company.

(ii)           The Company has good and marketable title to the Intellectual Property attributable thereto and have the legally enforceable right to use all of the Intellectual Property attributable to the Company, as used or required to conduct the business of the Company as currently conducted, free and clear of any liens, claims, charges or encumbrances that would affect the use thereof in connection with the conduct of the business of the Company.

(iii)          To the Company’s knowledge, no Intellectual Property infringes upon any patent, copyright, trade secret, or other intellectual property interest owned by any Person, whether such rights are registered or unregistered.

(d)           No claims have been asserted by any person or entity with respect to any Intellectual Property related to the conduct of the business of the Company, and the Company does not know of any valid basis for any such claim.

2.15              Finders and Investment Bankers.  Except as contemplated by the Company’s agreement with Berman Capital, a copy of which has been provided to Buyer, neither the Company nor any of the Company’s officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

2.16              Insurance.  Schedule 2.16 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering the Company with respect to the Company’s businesses, assets and properties, together with, in respect of each such policy, the amount of coverage and the deductible and all pending claims made by the Company under such policies.  The Company maintains insurance policies against all risk of a character, including without limitation, business interruption insurance, fire and liability, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Each insurance policy set forth on Schedule 2.16 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.  To the knowledge of the Company, the Company has not by way of action or inaction, done anything that might reasonably be expected to invalidate such policies in whole or in part.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.17              Environmental Matters.

(a)           Permits.  All federal, state and local permits, licenses, registrations, consents, orders, administrative consent orders, certificates, approvals or other authorizations (collectively, “Environmental Permits”) with respect to the

Company necessary for the conduct of the Company’s business as currently conducted to comply with all applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Substances (defined below) (collectively, “Environmental Laws”), are identified in Schedule 2.17(a), and the Company holds, and at all times during the seven-year period preceding the date hereof has held, all such Environmental Permits necessary for the conduct of the Company’s business.  The Company has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

(b)           No Violations.  The Company has complied and is in compliance with all Environmental Permits and all applicable Environmental Laws pertaining to the conduct of the Company’s business.  No Person has alleged any violation by the Company of any Environmental Permits or any applicable Environmental Law.

(c)           No Actions.  The Company has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to: (i) the environmental conditions on or originating on, under, or about the real properties and other assets owned, leased or used by the Company held for use in connection with, necessary for the conduct of, or otherwise material to, the Company’s business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release, including off-site releases, of any petroleum, PCBs, asbestos, or hazardous substance that is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601-9657, as amended (“CERCLA”) (collectively, “Hazardous Substances”).

(d)           Other.

(i)            None of the current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of the Company is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substances, nor is the Company aware of any circumstance which could be the basis of any such investigation or evaluation.

(ii)           The Company is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which Buyer may be required to incur any liability, cost or expense arising from the release or threatened release of a Hazardous Substance.

(iii)          The Company has not transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to real properties and other assets owned, leased or used by the Company to any location that is, listed or proposed for listing under CERCLA or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or remedial action.

(iv)          No work, repair, construction or capital expenditure is required or planned in respect of the real properties and other assets owned, leased or used by the Company pursuant to or to comply with any Environmental Law, nor has the Company received any notice of any such requirement, except for such work, repair, construction or capital expenditure in the ordinary course of the Company’s business.

(e)           Full Disclosure.  The Company has disclosed and made available to Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of the Company relating to Hazardous Substances used, managed, handled, transported, treated, generated, stored or released by the Company or any other Person at any time on any real properties and other assets owned, leased or used by the Company, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Company’s business.

2.18              Title to Assets.

(a)           The Company owns all of the properties and assets the Company purports to own, including all of the properties and assets reflected as owned by the Company in the Company Financial Statements.  All properties and assets are free and clear of all encumbrances.

(b)           The Company has, and as of the Effective Time will have, good and marketable title to the equipment, computer hardware, furniture, vehicles and other tangible or intangible personal property reflected as owned by the Company in the Company Financial Statements (except for personal property disposed of in the ordinary course of business after the date thereon, or used by the Company in the conduct of the Company’s business (whether or not reflected in the Company Financial Statements)), free and clear of any liens, claims, security interests, options, leases, restrictions or encumbrances which adversely affect the marketability of title thereto other than those created by Buyer.  All machinery, equipment and other tangible assets currently being used by the Company are in adequate operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(c)           All personal property leases to which the Company is a party are valid, binding, enforceable against the Company, as the case may be, and against the other parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  There is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default.

2.19              Real Property.

(a)           Schedule 2.19 of the Company Disclosure Schedule sets forth complete and accurate descriptions of all real property owned by the Company (“Real Property”) which include the name of the record title holder and a legal description of the property.  There are no liens, mortgages, deeds of trust or any other encumbrance on the Real Property.  The Company has good and marketable title in fee simple to the Real Property, free of all liens, claims, encumbrances, charges or other restrictions of any kind or character.

(b)           There are no matters affecting the Real Property which might curtail or interfere with the use of any of the Real Property for the purposes for which such Real Property is now used by the Company.

(c)           The Company has not received any notice from any insurance carrier regarding defects or inadequacies in the Real Property which, if not corrected, would result in termination of the Company’s insurance coverage or increase in the cost thereof, and the Company has no knowledge of any such defects or inadequacies.

(d)           Each parcel of Real Property is zoned in a manner which permits its present use.  There are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any of Real Property.  The Company has not received notice from any municipal, state, federal or other Governmental Authority regarding zoning, building, fire, water, use, health, environmental, ordinance, code or regulatory violations issued with respect to any of the Real Property, and no such violations exist.  The buildings, improvements and fixtures upon the Real Property are permitted, conforming structures under applicable zoning, subdivision and building laws and ordinances, and the Company’s present uses of such buildings, improvements and fixtures are permitted, conforming uses under such zoning, subdivision and building laws and ordinances.  The Real Property includes all rights to any off-site facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar statutes, laws, regulations and orders.  No charges or violations have been filed, served, made or threatened relating to the Real Property or any of the Company’s operations conducted thereon as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building laws or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection).

(e)           There are no pending or threatened matters of Litigation, administrative action or examination, claim or demand whatsoever relating to the Real Property.

(f)            There is no pending or threatened (i) condemnation of any part of the Real Property by any Governmental Authority; (ii) special assessment against the

Real Property; or (iii) action against the Company for breach of any restrictive covenant affecting the Real Property.

(g)           No fact or condition exists which would result in the termination or impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

(h)           No labor, material or services have been furnished by or at the direction of the Company by any lessor on or about the Real Property or any part thereof, as a result of which any mechanic’s, laborer’s or materialman’s liens or claims thereof might arise.

(i)            There are no unperformed obligations relative to the Real Property outstanding to any governmental or quasi-governmental body or authority.

(j)            There are no purchase contracts, subleases, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any person or entity other than the Company has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property.  The Company has no interest in, or any right or obligation to acquire any interest in, any other real property.

(k)           All public and quasi-public improvements upon or adjacent to the Real Property are adequate to service the requirements of the Real Property therefor and are fully paid for and neither the Real Property nor the owner thereof has any obligation to pay any charge for such public or quasi-public improvements except general real estate taxes.

2.20              Bank Accounts.  Schedule 2.20 of the Company Disclosure Schedule sets forth a list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto.

2.21              Corporate Books and Records.  The minute books and records of the Company and its subsidiaries, as provided to Buyer, contain a true, complete and correct record of all material actions taken at all meetings and by all written consents in lieu of meetings of the boards of directors of the Company and its subsidiaries and any committees thereof, and of the stockholders of the Company and its subsidiaries.

2.22              Employment Matters.  There is no labor union or organizing activity pending or threatened with respect to the Company, or to the Company’s business.  No certification question or organizational drive exists or has existed within the past two years with respect to the employees of the Company.  There are no pending charges, investigations, administrative proceedings, formal complaints or other matters (including unfair labor practices, discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board or any other Governmental Authority.  The Company is in compliance with all applicable laws respecting employment and employment practices.  There is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Company.

2.23              Accounts Receivable.  Subject to any reserves set forth in the Company Financial Statements, the accounts receivable of the Company shown on such financial statements represent bona fide claims against debtors for sales and other charges in bona fide arms-length transactions conducted in the ordinary course of business, and are not subject to discount except for normal cash and immaterial trade discounts.  The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements prepared as of June 30, 2006 is sufficient to provide for non-collection of the receivables and such receivables (net of the allowance for doubtful accounts) will be collected by the Company within 120 days from June 30, 2006.

2.24              Customers and Relations.

(a)           Schedule 2.24(a) of the Company Disclosure Schedule contains a true and complete list of 10 largest customers of the Company in order of dollar volume of sales during its last full fiscal year ended June 30, 2006.

(b)           Except as set forth on Schedule 2.24(b) of the Company Disclosure Schedule, since June 30, 2006, no customer contract has been terminated, suspended, modified or amended, or not renewed.

(c)           Since June 30, 2006, there has not been any termination, cancellation or curtailment of the business relationship of the Company with any material customer or group of affiliated customers (exclusive of immaterial curtailments of business), and the Company has not received any notice of an intent to so terminate, cancel or curtail any agreement between the Company and its customers.

(d)           Except as set forth on Schedule 2.24(d) of the Company Disclosure Schedule:

(i)            Since June 30, 2006, there has not been any adverse change in the business relationship between the Company and any material customer of the Company;

(ii)           The Company is not engaged in any dispute with any material customer; and

(iii)          The Company has no knowledge that any material customer: (A) will not exercise its option to renew a renewable term of the customer’s current contract with the Company; or (B) intends to seek termination of its contract with the Company.

2.25              Related Party Transactions.  Exclusive of employment agreements enumerated in Schedule 2.11, the Company has no material agreements of any kind with any director, officer or principal stockholder of the Company.

2.26              Securities Filings.  Since June 30, 2003, the Company has made all filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”).  The Company has made available to Buyer true and complete copies of (i) its Annual Reports on Form 10-K for the years ended June 30, 2005, 2004, and 2003, as filed with the United States Securities and Exchange Commission (the “SEC”), (ii) its proxy statements relating to all meetings of stockholders (whether annual or special) of the Company since June 30, 2003, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since July 1, 2005.  The reports and statements set forth in clauses (i) through (iii) above, and those filed with the SEC by the Company prior to the Closing Date are referred to collectively herein as the “Company Securities Filings”.  As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Exchange Act or the Securities Act, as applicable.

2.27              Guarantees.  Except as disclosed in Schedule 2.27 of the Company Disclosure Schedule, the Company is not a guarantor or indemnitor or otherwise liable for or in respect of any indebtedness of any Person except as an endorser of checks received by it and deposited in the ordinary course of business.

2.28              Inventories.  Except as set forth in Schedule 2.28 of the Company Disclosure Schedule, the inventories set forth in the Company Financial Statements are stated therein at the lower of cost or market value in accordance with accounting principles generally accepted in the United States and consistently applied (“GAAP”) using the first-in, first-out method.  All items of inventory acquired or manufactured by the Company have been acquired or manufactured in the ordinary course of business.  Except for inventory having a book-value not in excess of $100,000 in the aggregate, all inventories of the Company: (i) consisting of raw materials are in good and usable condition, are not in excess of current requirements and are convertible into finished goods which are salable to existing and future customers of the Company; and (ii) consisting of finished goods salable to existing and future customers of the Company and, exclusive of finished goods representing newly developed products released to the market since January 1, 2006, do not exceed in quantity the goods sold by the Company during the previous twelve months.  Except as set forth in Schedule 2.28 of the Company Disclosure Schedule, all items of the Company’s inventory are property accounted for in its books and records.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
AND MERGER SUBSIDIARY

Buyer and Merger Subsidiary hereby represent and warrant to the Company as follows:

3.01              Organization and Good Standing.  Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota, and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Buyer and Merger Subsidiary are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on their respective businesses, assets, condition (financial or otherwise) liabilities or their results of operations or their ability to perform in all material respects their respective obligations under this Agreement.

3.02              Authorization; Binding Agreement.  Buyer and Merger Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the boards of directors of Buyer and Merger Subsidiary, and no other corporate or other entity proceedings on the part of Buyer or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Subsidiary and constitutes the legal, valid and binding agreements of each, enforceable against each in accordance with its terms, subject to the Enforceability Exceptions.

3.03              Governmental Approvals.  No Consent from or with any Governmental Authority on the part of Buyer or Merger Subsidiary is required in connection with the execution or delivery by Buyer or Merger Subsidiary of this Agreement or the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby.

3.04              No Violations.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Buyer and Merger Subsidiary with any of the provisions hereof will not: (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other charter documents of Buyer or Merger Subsidiary; (ii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Buyer or Merger Subsidiary; or (iii) contravene any Law to which Buyer or Merger Subsidiary or any of their respective assets or properties are subject.

3.05              Litigation.  There is no Litigation pending or, to the knowledge of Buyer, threatened against, Buyer or Merger Subsidiary which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement.

ARTICLE 4
ADDITIONAL COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

4.01              Conduct of the Company and the Company Subsidiaries.

(a)           Unless Buyer shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time:  (i) the Company shall conduct its business, and it shall cause each of the Company’s subsidiaries to conduct their respective businesses in the ordinary course and consistent with past practice, and (ii) the Company shall use its reasonable commercial efforts, and it shall cause each Company subsidiary to use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with whom it does business;

(b)           without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

(i)            amend or propose to amend its certificate of incorporation or bylaws (or comparable charter documents);

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any Company subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries;

(iii)          split, combine or reclassify any shares of its capital stock;

(iv)          declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or any Company subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(v)           create, incur or assume any debt other than in the ordinary course of business consistent with past practice;

(vi)          assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any Person;

(vii)         make any capital expenditures in excess of $25,000 or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Company subsidiary and customary travel, relocation or business advances to employees);

(viii)        acquire the stock or assets of, or merge or consolidate with, any other Person;

(ix)           voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

(x)            sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed; or

(xi)           other than in the ordinary course of business and consistent with past practice and in consultation with Buyer, increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this agreement;

(xii)          cancel or compromise any material claim or waive or released any material right of the Company or any Company subsidiary;

(xiii)         change or make any material Tax election, adopt or change any accounting method in respect of Taxes, file any material amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(xiv)        agree to do any of the foregoing.

(c)           The Company shall, and the Company shall cause each Company subsidiary to, use its or their commercially reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

4.02         Notification of Certain Matters.

(a)           The Company will provide Buyer and Buyer’s counsel, accountants, lenders and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, personnel, directors, accountants, assets, properties, books and records of the Company and the Company subsidiaries and will furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Company subsidiaries or the transactions contemplated hereby as Buyer shall from time to time reasonably request; provided, however, that such investigation  shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and the Company subsidiaries.

(b)           The Company shall give prompt notice to Buyer if any of the following occur after the date of this Agreement:  (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the American Stock Exchange or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of any event which would be reasonably likely to have a Company Material Adverse Effect or to materially adversely affect the Company’s ability to consummate the Merger; (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company subsidiary; (v) the occurrence of any event or the discovery of any facts that would render any representation or warranty contained herein untrue; or (vi)  the determination that the Company will be unable to comply with any covenant contained herein or satisfy any condition to the consummation of the Merger.

4.03              Stockholder Approval.  Within ten business days following the parties’ execution and delivery of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) and notice of special meeting of its stockholders (the “Special Meeting”), distribute the Proxy Statement to its stockholders within seven business days following its approval by the SEC (or expiration of the SEC review period as the case may be) and shall duly call and hold the Special Meeting for the purpose of approving this Agreement and the transactions contemplated hereunder, including the Merger (collectively, the “Company Proposals”), and for such other purposes as may be necessary or desirable to effectuate the transactions contemplated hereby.  The foregoing notwithstanding, the Company shall provide Buyer with an opportunity to review and comment on each filing of, and correspondence to the SEC concerning, the Proxy Statement or any preliminary versions thereof.  The Company will advise Buyer promptly of any request by the SEC for any amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If at any time prior to the Special Meeting any information should be discovered which should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.  Except as otherwise contemplated or permitted by Section 4.07 hereof, the board of directors of the Company will use its best efforts to obtain any necessary approval by the Company’s stockholders of the Company Proposals and shall include in the Proxy Statement the recommendation of the board of directors that stockholders of the Company vote in favor of the Company Proposals.

4.04              Commercially Reasonable Efforts.  Subject to the terms and conditions herein provided, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions of the Closing set forth herein and to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby.

4.05         Public Announcements.  From the date hereof through the Effective Time, the Company shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Buyer, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the American Stock Exchange, in which case the Company, prior to making such announcement, will consult with Buyer regarding the same.

4.06         Compliance.  In consummating the Merger and the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and shall cause each Company subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws.

4.07         No Solicitation.

(a)           The Company shall, and shall direct its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below).  The Company shall not, nor shall it permit any Company subsidiary to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any Company subsidiary, directly or indirectly, to:

(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the board of directors of the Company determines in good faith, after consultation with legal counsel, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the Company may, in response to an unsolicited Company Takeover Proposal which constitutes or could reasonably be anticipated to lead to a Company Superior Proposal (as defined below), and subject to compliance with subsection (b) hereof: (x) furnish information with respect to the Company to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel); and (y) participate in negotiations regarding such Company Takeover Proposal.  “Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to:  (i) any direct or indirect acquisition or purchase of (A) all or substantially all of the assets of the Company and the Company subsidiaries, or (B) more than a majority of any class of equity securities of the Company, or (C) any capital stock of any Company subsidiary; (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than a majority of any class of equity securities of the Company or any Company subsidiary; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company subsidiary, other than the transactions contemplated by this Agreement.

(b)           Except as set forth in this Section 4.07, neither the board of directors of the Company nor any committee thereof shall:  (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such board of directors or such committee of the Company Proposals; (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.  Notwithstanding the foregoing, in the event that prior to the Effective Time, the Company receives a Company Superior Proposal (as defined below), the board of directors of the Company determines in good faith, after consultation with legal counsel, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the board of directors of the Company may (subject to this and the following sentences):  (x) withdraw or modify its approval or recommendation of the Company Proposals; or (y) approve or recommend such Company Superior Proposal; or (z) terminate this Agreement pursuant to this Section 4.07 (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to such Company Superior Proposal); provided, however, that before taking any such action, the Company shall give Buyer at least two business days’ written notice of its intention to take such action (and shall postpone or adjourn the Special Meeting, if necessary, to accommodate such notice), specifying in such notice the reasons for withdrawing or modifying its approval or recommendation of the Company Proposals or terminating this Agreement and the material terms and conditions of the Company Superior Proposal being approved or recommended and the identity of the Person making such Company Superior Proposal, it being understood that the Company shall not withdraw or modify its approval or recommendation or terminate this Agreement as a result of such Company Superior Proposal (or cause the Company to enter into any Company Acquisition Agreement with respect to such Company Superior Proposal) if, prior to the expiration of such two business day period Buyer makes an offer to the Company that the board of directors of the Company determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Company Superior Proposal.  For purposes of this Agreement, a “Company Superior Proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Company Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the board of directors of the Company determines in its good faith judgment (based on the advice of its advisors) to be more favorable to the Company’s stockholders than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the board of directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

(c)           The Company shall promptly advise Buyer orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal.

(d)           Nothing contained in this Section 4.07 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would create a reasonably possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable law; provided, however, neither the Company nor its board of directors nor any committee thereof shall, except as permitted by Section 4.07(a) hereof, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

4.08         Special Meeting.  Subject to Section 4.07, the Company shall put forth its commercially reasonable best efforts to hold the Special Meeting prior to December 31, 2006.

ARTICLE 5
ADDITIONAL COVENANTS OF BUYER
 AND MERGER SUBSIDIARY

Buyer and Merger Subsidiary jointly and severally covenant and agree as follows:

5.01         Conduct of Business of Buyer and Merger Subsidiary.  Unless the Company shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time,  neither Buyer nor Merger Subsidiary shall take any action or omit to take any action that would impair their ability to, or prevent Buyer or Merger Subsidiary from, consummating any of the transactions contemplated by this Agreement and performing any their obligations hereunder.

5.02         Notification of Certain Matters.  Buyer shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the American Stock Exchange or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement; or (iv) the commencement or threat of any Litigation involving or affecting Buyer or Merger Subsidiary or any of their respective properties or assets, or, to their knowledge, any employee, agent, director or officer, in his or her capacity as such, of Buyer or Merger Subsidiary which would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement.

5.03         Commercially Reasonable Efforts.  Subject to the terms and conditions herein provided, Buyer and Merger Subsidiary agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to satisfy the conditions of the Closing set forth herein and to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby.

5.04         Public Announcements.  From the date hereof through the Effective Time, Buyer shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except where such release or announcement is required by applicable Law in which case Buyer, prior to making such announcement, will consult with the Company regarding the same.

ARTICLE 6
CONDITIONS

6.01         Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Company Proposals shall have been approved prior to the Effective Time by the requisite vote of the stockholders of the Company.

(b)           No Injunction or Action.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time.  The Company and Buyer shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(c)           Governmental Approval.  All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

6.02         Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

(a)           Buyer Representations and Warranties.  The representations and warranties of Buyer and Merger Subsidiary set forth in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties any inaccuracy that does not have a material adverse effect on Buyer shall be disregarded).

(b)           Performance by Buyer.  Buyer shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Effective Time.

(c)           Certificates and Other Deliveries.  Buyer shall have delivered, or caused to be delivered, to the Company:  (i) a certificate executed on its behalf by an authorized officer to the effect that the conditions set forth in Sections 6.02(a) and (b) hereof have been satisfied; (ii) certificates of good standing from the Minnesota Secretary of State providing that each of Buyer and Merger Subsidiary is a validly existing corporation in good standing; (iii) duly adopted resolutions of the boards of directors of Buyer and Merger Subsidiary approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its respective Secretary; and (iv) such other ministerial documents and instruments as the Company reasonably may request.

6.03         Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Buyer:

(a)           Company Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement”, “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)           Performance by the Company.  The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

(c)           No Material Adverse Change.  There shall have been no material adverse change in the financial condition or results of operations of the Company since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to general business or economic conditions shall be disregarded.

(d)           Appraisal Shares.  The holders of not more than five percent of the Company Shares shall have delivered to the Company a demand, pursuant to Section 262 of the Delaware General Corporation Law, for the appraisal of such Company Shares in connection with the Merger.

(e)           Requisite Consents.  Any Consents shall have been obtained and be in full force and effect which are set forth in Schedule 2.04 hereof.

(f)            Certificates and Other Deliveries.  The Company shall have delivered, or caused to be delivered, to Buyer: (i) a certificate executed on its behalf by its Chief Financial Officer to the effect that the conditions set forth in Sections 6.03(a), (b), (c) and (d) hereof have been satisfied; (ii) certificates of good standing from the jurisdictions of incorporation for the Company and each of its subsidiaries stating that each such corporation is a validly existing corporation in good standing; (iii) duly adopted resolutions of the board of directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company’s stockholders approving the Company Proposals, each certified by the Secretary of the Company; (iv) a true and complete copy of the certificate of incorporation of the Company certified by the Secretary of State of the state of Delaware, and a true and complete copy of the bylaws of the Company certified by the Secretary of the Company; and (v) such other ministerial documents and instruments as Buyer reasonably may request.

(g)           Working Capital.  The Company’s working capital (current assets in excess of current liabilities) as evidenced by the most recent month-end balance sheet of the Company prepared in accordance with GAAP and delivered to Buyer not less than two business days prior to the Closing Date shall be materially consistent with the working capital projected for such date as set forth in the Company’s projected financial statements furnished to Buyer.

(h)           Maximum Funded Debt.  The Company’s Funded Debt (defined below) as of the Closing Date shall not exceed $1,500,000 plus: (i) capital expenditures between June 30, 2006 and the Closing Date approved by Buyer; and (ii) Transaction Expenses (defined in subsection (m) below) paid by the Company in cash prior to the Closing Date.  For purposes of this Agreement, the term “Funded Debt” shall mean the Company’s obligations to financial institutions for borrowed monies and capital lease obligations.

(i)            Due Diligence.  The results of Buyer’s Phase I Environmental Assessments pertaining to the Company’s Real Properties and the results of the Foresight Study to be performed by F2 Intelligence Group shall be satisfactory in Buyer’s absolute discretion.  Buyer undertakes to use its commercially reasonable best efforts to cause the foregoing due diligence review, together with any follow-up work deemed necessary or advisable by Buyer in response to the results of such review, to be completed as soon as reasonably practical.  Buyer shall  periodically communicate the status of Buyer’s due diligence review in writing to the Company and shall notify the Company as soon as reasonably practical should Buyer determine that this condition will not be satisfied.  The Company undertakes to cooperate, in all material respects, with Buyer and Buyer’s representatives and agents in connection with Buyer’s due diligence review.

(j)            Minimum EBITDA.  The Company’s audited statement of operations for the year ended June 30, 2006 prepared from the books and records of the Company in accordance with GAAP and delivered to Buyer not less than five business days prior to the Closing Date shall evidence earnings before interest, taxes, depreciation and amortization of not less than $5,392,566.

(k)           Buyer Financing.  Buyer shall have obtained financing, on terms and conditions acceptable to Buyer in its sole discretion, sufficient to fund the aggregate Per Share Merger Consideration with respect to the Company Shares  (“Buyer Financing”).

(l)            McKinniss Employment Agreement.  Merger Subsidiary shall have entered into an employment agreement with Sherman McKinniss in a form substantially similar to that attached as Exhibit B hereto.

(m)          Transaction Expenses.  The Company shall not have incurred legal and accounting fees and expenses, brokerage and investment banking fees, commissions and expenses, change in control payments, premiums for director and officer liability tail insurance coverage and any and all other costs and expenses related to the transactions contemplated by this Agreement (collectively, “Transaction Expenses”) in excess of $810,000 in the aggregate.

(n)           Minimum Stockholders’ Equity.  The Company’s stockholders’ equity as of the Closing Date (“Closing Stockholders’ Equity”), determined in accordance with GAAP, shall not be less than the Company’s stockholders’ equity determined in accordance with GAAP as of June 30, 2006 as reported in the Company’s annual report on Form 10-K for the year then ended.

(o)           Shareholders’ Agreement.  A shareholders’ agreement substantially in the form attached as Exhibit C shall have been executed and delivered by the parties thereto.

6.04              Frustration of Conditions.  Neither Buyer nor the Company may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 7
TERMINATION AND ABANDONMENT

7.01         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described herein:

(a)           by mutual written consent of Buyer and the Company;

(b)           by either Buyer or the Company if:

(i)            the Merger shall not have been consummated on or prior to December 31, 2006, provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii)           the approval of the Company’s stockholders required by Section 6.01(a) shall not have been obtained at a meeting duly convened therefore or at any adjournment or postponement thereof; or

(iii)          any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(c)           by Buyer if:

(i)            the Company shall have breached in any material respect any of its representations, warranties (exclusive of a breach of the representations or warranties referred to in subsection (ii) below under the circumstances described therein), covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 business days after the giving of written notice to the Company; or

(ii)           (x) the Company shall have breached in any material respect any of the representations or warranties set forth in Sections 2.07(a)(x), 2.10, 2.11(b), 2.12 (limited to pending or threatened Litigation with respect to any Company Benefit Plan), 2.14(d), 2.16 (limited to insurance claims questioned, denied or disputed by the underwriters of policies or bonds), 2.17(a), 2.18(b) (limited to the condition of machinery, equipment and other tangible assets being used by the Company), 2.19(f), 2.22 (limited to labor union or organizing activity pending or threatened against the Company), 2.24(c), or 2.24(d);

(y) such breach first occurred during the period from the date of this Agreement to the Closing Date, has resulted in a Company Material Adverse Effect and is attributable solely to an Act of God (defined below) or the unforeseeable conduct of a third party; and

(z) which breach is incapable of being cured or has not been cured within 10 business days after the giving of written notice to the Company;

(d)           by Buyer if:  (i) the board of directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Takeover Proposal; or (ii) the board of directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

(e)           by the Company if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 business days after the giving of written notice to Buyer; or

(f)            by the Company in accordance with Section 4.07 hereof, provided that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below).

(g)           by the Company if Buyer has not received term sheets from financing sources setting forth the principal terms of proposed Buyer Financing within the 60-day period commencing on the date of this Agreement.

The party desiring to terminate this Agreement pursuant to the preceding subsections shall give written notice of such termination to the other party in accordance with Section 8.05 hereof.  For purposes of this Agreement, an “Act of God” means a natural event, especially of a violent or destructive natural force, such as a lightning strike or earthquake, that is beyond human power to cause, prevent, or control.

7.02         Effect of Termination and Abandonment.

(a)           In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 7, this Agreement (other than this Section 7.02 and Sections 8.01, 8.07 and 8.08 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.  If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver (or in lieu thereof, to destroy, upon written certification of such destruction to the other party) all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

(b)           In the event this Agreement is terminated: (x) by the Company pursuant to Section 7.01(f) hereof; (y) by Buyer pursuant to Sections 7.01(c)(i) or 7.01(d) hereof; or (z) by Buyer or the Company pursuant to Section 7.01(b)(ii), then the Company shall promptly, but in no event later than ten business days after the date of such termination, pay Buyer a fee equal to $1,500,000 (the “Termination Fee”), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Buyer if this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i) or by Buyer or the Company pursuant to Section 7.01(b)(ii)  hereof unless and until, within 12 months of such termination, the Company consummates a Company Acquisition Agreement with a Person other than Buyer.  The Company acknowledges that the agreements contained in this Section 7.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  In the event of a termination by Buyer pursuant to Section 7.01(c)(ii) hereof or by Buyer or the Company pursuant to Section 7.01(b)(ii), the Company shall pay in ten business days upon Buyer’s request all reasonable out-of-pocket charges and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000.  In the event the Company incurs a Termination Fee obligation from the termination of this Agreement pursuant to Sections 7.01(c)(i) or 7.01(b)(ii), such obligation shall be reduced by the amount of Buyer’s out-of-pocket charges and expenses reimbursed by the Company.  Notwithstanding the foregoing, no Termination Fee or expense reimbursement shall be paid pursuant to this Section 7.02(b) if Buyer shall be in material breach of its obligations hereunder.

(c)           In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e) hereof, then Buyer shall promptly shall promptly pay in ten business days at the Company’s request all reasonable out-of-pocket charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000.  Buyer acknowledges that the agreements contained in this Section 7.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into the Agreement.  Notwithstanding the foregoing, no expense reimbursement shall be paid pursuant to this Section 7.02(c) if the Company shall be in material breach of its obligations hereunder.

ARTICLE 8
MISCELLANEOUS

8.01              Confidentiality.  Unless:  (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law; (iii) necessary to secure any required Consents as to which the other party has been advised; or (iv) consented to in writing by Buyer and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Buyer and their respective officers, directors, employees and agents.  Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure.  Notwithstanding anything to the contrary in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Merger, shall not preclude disclosures to the extent necessary to comply with disclosure obligations imposed by applicable Law and shall not apply to the tax structure or tax treatment of the Merger.  Each party hereto (and any representative of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the Merger and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  In the event the Merger is not consummated, each party shall hold in absolute confidence any information obtained from the other party except to the extent: (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim; (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure; or (iii) such information becomes generally available to the public other than by breach of this Section 8.01.  Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.02              Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement among the parties hereto.

8.03              Waiver of Compliance; Consents.  Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit of such obligation, covenant, agreement or condition, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

8.04              Survival.  The respective representations, warranties, covenants and agreements of the Company and Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate on the one-year anniversary of the Effective Time, except for those contained in ARTICLE 1 and Sections 7.02, 8.01, 8.07 and 8.08 hereof, which shall survive indefinitely.

8.05              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:	with a copy to:
Rotonics Manufacturing, Inc.	Heller Ehrman LLP
17022 South Figueroa Street	275 Middlefield Road
Gardena, CA 90248	Menlo Park, CA 94025-3506
Attention: Sherman McKinniss	Attention: Richard Peers
Telecopy: 310.832.5549	Telecopy: 650.324.0638

if to Buyer or Merger Subsidiary, to: Stephen Jones	with a copy to: Briggs and Morgan
Spell Capital Partners, LLC	2200 IDS Center
222 South Ninth Street, Suite 2880	80 South Eighth Street
Minneapolis, MN 55402	Minneapolis, MN 55402
Attention: Stephen Jones	Attention: Brian Wenger and Philip Tilton
Telecopy: 612.371.9651	Telecopy: 612.977.8650

if to the Paying Agent, to:	with a copy to:

Telecopy:

8.06              Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

8.07              Expenses.  Subject to the rights of Buyer contemplated under Section 7.02(b) hereof and the rights of the Company under Section 7.02(c) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

8.08              Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the state of Delaware.  Each of the Company, Buyer and Merger Subsidiary hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Wilmington, Delaware for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), waives any objection to the laying of venue of any such Litigation in such courts and agrees not to plead or claim in any such court that such Litigation brought therein has been brought in an inconvenient forum.

8.09              Counterparts.  This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

8.10              Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  The disclosure, or required disclosure, of any item pursuant to ARTICLE 2 or ARTICLE 3 hereof shall not, in and of itself, constitute an agreement by the parties that such item is material.  As used in this Agreement:  (i) the term “Person” shall mean and include an individual, a general or limited partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an association, a labor union, an unincorporated organization, a Governmental Authority and any other entity, exclusive of the Company; (ii) unless otherwise specified herein, the term “affiliate”, with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person; and (iii) the term “knowledge”, as applied to the Company, shall mean the actual knowledge of the officers of the Company, after due inquiry.

8.11              Entire Agreement.  This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules and other schedules referred to herein, which Exhibit(s) and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

8.12              Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.13              Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.14              Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any that is not a party hereto or thereto or a successor or permitted assign of such a party.

8.15              Dispute Resolution.  Any dispute between the parties hereto before the Closing may be resolved by application to any court of competent jurisdiction in compliance with Section 8.08.  Any dispute between the parties hereto arising on or after the Closing Date shall be resolved in accordance with the arbitration provisions of this Section 8.15.

(a)           The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, promptly by negotiation between executives who have authority to settle the controversy.  Any party may give the other written notice that a dispute exists (a “Notice of Dispute”).  The Notice of Dispute shall include a statement of such party’s position.  Within 20 business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.  If the matter has not been resolved within 45 days of the disputing party’s Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

(b)           If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(c)           Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in subsection (a) of this Section 8.15, shall be settled by arbitration in Wilmington, Delaware, in accordance with the American Arbitration Association’s Rules for Commercial Arbitration.  The arbitration shall be conducted by a single arbitrator, with extensive knowledge of the plastics industry, in accordance with procedures governed by the United States Arbitration Act, 9 U.S.C. §1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(d)           It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable.  Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings.  Failure of the arbitrator to meet the time limits of this Section 8.15(d) shall not be a basis for challenging the award.

(e)           The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing party.  If the arbitrator determines there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrator.

8.16              Litigation Expense.  If any party hereto is made or shall become a party to any Litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such Litigation shall receive from the other party all costs incurred by the prevailing party in such Litigation, plus reasonable attorneys’ fees to be fixed by the court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Merger Subsidiary, and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

ROTONICS HOLDING CORPORATION		RMI MINNESOTA CORPORATION

By:	/s/ Dobson West	By:	/s/ Dobson West
Its:	COO	Its:	COO

ROTONICS MANUFACTURING INC.

By:	/s/ Jules Sandford
Its:	Chairman of the Fairness Committee